Filed Pursuant to Rule 433 Registration No. 333-195680 February 22, 2016
Gilat Satellite Networks
Corporate Presentation
February, 2016

Forward Looking Statements Disclaimer
Certain statements made in this presentation that are not historical are forward-
looking within the meaning of the Private Securities Litigation Reform Act of 1995.
The words "estimate", "project", "intend", "expect", "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties. Many factors could cause the actual results, performance or achievements of Gilat to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, among others, changes in general economic and business conditions, inability to maintain market acceptance to Gilat's products, inability to obtain financing and/or timely develop and introduce new technologies, products and applications, rapid changes in the market for Gilat's products, loss of market share and pressure on prices resulting from competition, introduction of competing products by other companies, inability to manage growth and expansion, loss of key OEM partners, inability to attract and retain qualified personnel, inability to protect the Company's proprietary technology and risks associated with Gilat's international operations and its location in Israel.
We undertake no obligation to update or revise any forward-looking statements for any reason. For additional information regarding these and other risks and uncertainties associated with Gilat's business, reference is made to Gilat's reports filed from time to time with the Securities and Exchange Commission.

Gilat - Boundless Communications
SOTM
Commercial
Rural
Broadband
E2E Services
Cellular
Backhaul
Enterprise
& Consumer
broadband
Improved
Profitability

Providing Full Network Management and Equipment for SATCOM

• Driving the satellite industry since 1987
• More than 1.2million terminals globally
• 2016 expected revenues: $290M-$310M
• Global presence :
Gilat at a Glance
R&D Center
NOC
Sales office
~1,000 Employees Worldwide
5 R&D Centers
4 NOCs (Network Operation Centers)
20 Sales Offices
90 Countries
500 + active networks

Gilat

eutelsat | CASC | INTELSAT | avanti

SES | 'yes' OPTUS | Star One Embratel | inmarsat | O3b Networks | THAICOM

Global Crossing | BT | TIM | 中国电信 CHINA TELECOM | КАЗАХТЕЛЕКОМ | Telefónica | SIBIR TELECOM | 'yes' OPTUS | China unicom 中国联通

CABLE & WIRELESS | Tata net | oi | PT | RTCOMM | HCL | Telkom | bharti | ASTEL

NordNet | swisscom | beyondsl | Vivéole | DCC Networks | PSN | Signalhorn | Sagenet

LOCKHEED MARTIN | TCS TeleCommunication Systems | GENERAL DYNAMICS | L3 | BOEING | EXELIS

FITEL | Inatel Instituto Nacional de Telecomunicações | Compartel

Diverse Customer Base and Partners

Satellite Companies
Telcos / MNOs
Satcom Operators and ISPs
System integrators
Governments

Key Market Growth Drivers
• Satellite on-the-Move
 – In-Flight Connectivity (IFC)
 – Maritime and Trains
• Broadband (BB) Demand in Rural areas
 – Increasing demand in rural developing countries
 (FB investment in BB4Africa)
• Cellular Backhaul
 – Role out of LTE,3G and small cell in rural areas
• HTS (High Throughput Satellite)
 – Reduced space segment cost
 – The new growth prospect for the satellite industry
 – Need for a strong network partner
INTERNET EVERYWHERE, ANYTIME

$15.0
$12.0
$9.0
$6.0
$3.0
$0.0
US$ Billions
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
NAM
LAM
EU
MEA
Asia
Polar

Source: NSR

Broadband Satellite Market Service & CPE
Revenues by Region
Revenue to be added in the next 10 years to
the combined CPE and Service revenues of 2014:
•     Satellite broadband access: ~$8.4 Billion

The HTS revolution - Enabling more applications
 More capacity
 More markets
 Access to more applications
Enterprise
Telcos
Mobility
Consumer
Satellite Operators are looking for strategic partners
Vertical integration

Enterprise
Telcos

X-Architecture for SkyEdge II-c
NOC
Gateway
Data Center
Gateway

SkyEdgeII-c X-Chassis

Rural Experience
Gilat’s Main Assets
 • Cutting-edge Technology
 – Best network management
 (X- Architecture)
 – Best-in-class terminals for all applications
 (IFC, Maritime, Trains, Cellular Backhaul,
 Enterprise, Consumers)
 • End-to-end (E2E) Services Capabilities
 – NBN managed services
 – Colombia and Peru E2E vast experience
 • Global presence and high reputation
SkyEdge II-c Capricorn
Dual band ER-6000A
Aerostream
Transceiver (Ka/Ku)
Full Terminal

Growth Drivers

Growth Drivers
• Mobility, mainly IFC
• China
• Broadband Internet in Rural Areas
• Cellular Backhaul
• HTS
• End-to-End Services

Mobility - Mainly IFC
• Current activity: Defense and Land Mobile
• Main growth driver: In-Flight Connectivity (IFC)
• Potential growth drivers: Trains, Maritime
• Future applications for breakthrough technology: Phased Array

In-Flight Connectivity
• Market forecasted to grow and generate $3.2 B in
 retail revenues by the end of 2024 (Source: NSR)
• Wavestream the “de facto” standard transceiver
 for IFC
• Breakthrough technology (200 Mbps and KUKA)
• A contract with a major satellite BB provider -
 Dual-band antenna development project
• PAA development project for System integrator

China

Major Breakthrough in 2015:
• HTS in China = Gilat
 o China Satcom
 o Synertone
• X Architecture network for multiple
 applications. (fix, IFC, Trains,
 Maritime)
• A Partner of Choice of CRRC

Broadband Internet in Rural Areas

• Markets & Applications:
 Developing countries, Broadband and communications coverage
• Driving Growth: Bridging the digital divide
• Customers: Governments, ISPs, NGOs
• Ongoing long term projects: Fitel Peru and alike

Cellular Backhaul for Telcos
• Enable MNOs to connect to LTE and 3G network via satellite
• Super-fast LTE Backhaul made possible with SkyEdge II-c Capricorn:
 200Mbps - the world’s fastest TDMA VSAT
• Unique added value proposition to MNOs: “Rapid deployment of LTE in suburbs to capture market share”

Apps
Tailored Services
Network Management
Satellite Infrastructure

Partner of Choice of HTS Providers
• Need for a key partner
 – For all the beams
 – For all the applications (fix, IFC, etc.)
• Providing differentiated customer experience
 via end-to-end solutions
• Gilat is uniquely positioned for HTS
• Positive momentum

HUB Setup
Space Segment
Setup & Management
24x7 NOC
Onsite
Installation
Gilat
Managed
Services
Call Center
Service Level
Management
(KPI/SLA Compliance)
Program
Management
Network
Operation

End-to-End Services for Profitable Growth
• Adding more services to our offering
• Provide complete turnkey solutions
• Increase value for customers
• Long term relationships
• Initial focus on Telcos

Financial Indicators

73.1
45.2
44.3
40.3
67.7
Q4-14
Q1-15
Q2-15
Q3-15
Q4-15

10.4
0.2
(2.5)
(3.4)
11.1
Q4-14
Q1-15
Q2-15
Q3-15
Q4-15

7.5
(2.1)
(5.2)
(5.8)
8.9
Q4-14
Q1-15
Q2-15
Q3-15
Q4-15

Quarterly Financial Indicators
US$ millions
Revenues
EBITDA
Non GAAP
Operating Income (loss)

Q4 14	Q1 15	Q2 15	Q3 15	Q4 15
Revenues	73.1	45.2	44.3	40.3	67.7
Gross Profit	27.0	14.4	12.3	10.8	21.8
Gross Margin	37%	32%	28%	27%	32%
R&D net	6.0	6.2	6.3	5.9	3.6
S&M	6.9	5.9	6.1	5.7	6.0
G&A	6.6	4.4	5.1	5.0	3.3
Operating Income (loss)	7.5	(2.1)	(5.2)	(5.8)	8.9
Net income (loss)	4.4	(3.7)	(7.1)	(8.9)	7.0
Diluted EPS	0.10	(0.09)	(0.16)	(0.20)	0.16
EBITDA	10.4	0.2	(2.5)	(3.4)	11.1

* Adjustments reflect the effect of non-cash stock based compensation as per ASC 718, amortization of intangible assets related to shares acquisition transactions, impairments, restructuring costs and net income (loss) from discontinued operations.
Quarterly Profit and Loss Highlights - Non GAAP*
US$ millions, except per share data

Annual Revenues

235.1
197.5
290-310
2014
2015
2016 E

23.4
5.3
18-24
2014
2015
2016 E

Operating Income (loss)

13.1
8-14
2014
2015
2016 E

Annual Financial Indicators
US$ millions
EBITDA
Non GAAP
 2016 Management Objectives:
 Revenues: $290M - $310M
 EBITDA: $18M - $24M
(4.2)

* Adjustments reflect the effect of non-cash stock based compensation as per ASC 718, amortization of intangible assets related to shares acquisition transactions, impairments, restructuring costs and net income (loss) from discontinued operations.
Profit and Loss Highlights - Non GAAP*
US$ millions, except per share data
	2014	2015
Revenues	235.1	197.5
Gross Profit	88.7	59.2
Gross Margin	38%	30%
R&D net	24.7	22.0
S&M	31.1	23.7
G&A	19.7	17.7
Operating Income (loss)	13.1	(4.2)
Net income (loss)	7.4	(12.6)
Diluted EPS	0.17	(0.29)
EBITDA	23.4	5.3

	December 31, 2015	September 30, 2015	December 31, 2014
Cash Balances *	120.9	88.4	53.5
Total Assets	370.8	343.9	364.9
Total Debt	26.0	26.2	30.9
Shareholders’ equity	178.1	183.2	225.1
Balance Sheet Highlights
US$ millions, except per share data
* Including cash and cash equivalents, restricted cash and net of short term bank credits.

Questions & Answers

Gilat - A Partner of Choice
❑ Driving unique advantage in the growing Airborne market, leveraging the new dual band
 Ka/Ku terminal, our fastest air modem, as well as our uniquely developed Phased Array antennas
❑ Leveraging our breakthrough into China to a multi application fast profitable growth
❑ Providing solutions to rural customers building on Gilat’s proven experience in delivering complex BB Internet solutions in Rural areas
❑ Driving forward our unique , fastest Modem for LTE Cellular Backhaul
❑ Leveraging Gilat’s leading technology and breadth of services to deploy and operate the ground segment in a multi-beam, multi applications HTS environment
❑ Driving value to customers through SLA based turnkey managed services offering, including  space segment, NOC operations; field support; Installations; network planning; OSS/BSS.

Thank You

We have filed a registration statement with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the registration statement and base prospectus dated May 9, 2014 and the prospectus supplement dated February 18, 2016 and the other documents that we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.